EXHIBIT 99.1

December 19, 2005

Quetzal Capital I, Inc.
854 NE 78th Street
Boca Raton, FL 33487

Dear Sir or Madam:

I hereby resign as a director and as president, secretary and treasurer of Quetzal Capital I, Inc. (the “Company”), effectively immediately. My resignation does not in any way imply or infer any dispute or disagreement relating to the Company’s operations, policies or practices. I wish the Company much success in its future endeavors.

Sincerely,

By:	/s/ Ellen J. Talles
Ellen J. Talles